EXHIBIT 99.1

                            OREGON STEEL MILLS, INC.
                                Portland, Oregon

FOR IMMEDIATE RELEASE                                            April 30, 2003
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Contact:     Vicki Tagliafico
             (503) 240-5226


                       OREGON STEEL MILLS, INC. ANNOUNCES
                              FIRST QUARTER RESULTS

Portland, Oregon, April 30, 2003/Business Wire/--Oregon Steel Mills, Inc. (NYSE:OS) reported a net loss of $9 million (a negative $.34 per share) for the first quarter of 2003 compared to a net loss of $18.1 million (a negative $.69 per share) for the first quarter of 2002. Included in the loss for the first quarter of 2002 was a write down of $18 million (net of tax) due to the cumulative effect of a change in accounting principle. During the first quarter of 2002, the Company changed its accounting for goodwill to conform to the provisions of FAS No 142, which requires the write down of impaired goodwill to fair value.

Product revenues and shipments for the first quarter of 2003 were $166.9 million and 399,200 tons respectively compared to $187.9 million and 429,400 tons during the first quarter of 2002. Average selling price for 2003 was $418 per ton, a 5% decrease from $438 per ton in 2002.

The decreases in revenue, average selling price and shipments are primarily the result of reduced shipments of large diameter pipe in the Oregon Steel Division partially offset by strong shipments of rod and rail at the RMSM Division. During 2002, the Oregon Steel Division shipped 101,200 tons of welded pipe compared to 51,100 tons during the first quarter of 2003, a decrease of 49%. In addition, the division experienced lower production volumes of its plate and coil products and low selling prices due to the continued weak demand during the first quarter of 2003. Average selling price for the Oregon Steel Division for the first quarter of 2003 was $490 compared to $506 in the comparable 2002 quarter.

Revenues, shipments and average selling price at the RMSM Division improved year over year. Average selling price for RMSM products was $370 per ton in the first quarter 2003 compared to $367 a ton in the 2002 first quarter. Increased sales of specialty rod and an announced rod price increase contributed to the higher average sales price per ton.

Operating income for the first quarter of 2003 was a negative $6.6 million compared to operating income of $8.1 million for the first quarter of 2002. Costs were negatively impacted by higher scrap costs at both divisions, higher energy costs in the Rocky Mountain Steel Division, higher purchased slab cost and lower production levels at the Oregon Steel Division.

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Earnings before interest, taxes, depreciation and amortization (EBITDA) were
$4.4 million in the first quarter of 2003 compared to $20.1 million in the comparable 2002 quarter.

At the end of the first quarter 2003, the Company's total debt net of cash was $274.2 million compared with $268.4 million at the end of the fourth quarter 2002. There were no amounts outstanding under its domestic credit facility. Capital expenditures for the first quarter of 2003 were $6.6 million versus depreciation of $10.5 million.

Shipments of rod and rail are expected to remain strong in the second quarter of 2003. At the Oregon Steel Division, pricing should remain stable with improving demand for the division's plate and coil products. However, costs will be affected by the utilization of high cost inventories from the first quarter of 2003. As a result, the Company expects to incur a loss in the second quarter of 2003.

CONFERENCE CALL WEBCAST

On April 30, 2003 at 8:00 a.m. PT (11:00 a.m. ET), the Company will hold a conference call to discuss the results of the first quarter. You are invited to listen to a live broadcast of the Company's conference call over the Internet, accessible at www.osm.com on the Investor Relations' page.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected. Such risks and uncertainties include but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; potential equipment malfunction; and plant construction and repair delays. For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K and Form 10-Q.

Oregon Steel Mills, Inc. is organized into two divisions. The Oregon Steel Division produces steel plate, coil and welded pipe from plants located in Portland, Oregon, Napa, California and Camrose, Alberta, Canada. The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.

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                    OREGON STEEL MILLS, INC. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED INCOME STATEMENTS (FN1)
          (In thousands, except tonnage, per share and per ton amounts)
                                   (Unaudited)

                                                                                                     THREE MONTHS ENDED
                                                                                                          MARCH 31
                                                                                                   2003              2002
                                                                                                 ---------         ---------
Sales:
     Product                                                                                     $ 166,930         $ 187,901
     Freight                                                                                         8,751            11,167
                                                                                                 ---------         ---------
       Total sales                                                                                 175,681           199,068

Cost of sales                                                                                      169,602           177,369
Gain on sales of assets                                                                                (61)             (958)
Selling, general and administrative expenses                                                        12,711            14,584
                                                                                                 ---------         ---------
     Operating income (loss)                                                                        (6,571)            8,073

Interest expense, net                                                                               (8,101)           (8,592)
Other income, net                                                                                      169               446
Minority interest                                                                                      258              (132)
                                                                                                 ---------         ---------
Loss before income taxes                                                                           (14,245)             (205)

Income tax benefit                                                                                   5,220                84
                                                                                                 ---------         ---------


Net loss before extraordinary items and cumulative
     effect of change in accounting principle                                                       (9,025)             (121)
                                                                                                 ---------         ---------
Cumulative effect of change in accounting principle - net of
     tax and minority interest                                                                          --           (17,967)
                                                                                                 =========         =========
     Net loss                                                                                    $  (9,025)        $ (18,088)
                                                                                                 =========         =========

Basic loss per share before extraordinary items and cumulative effect of
     accounting principle                                                                        $   (0.34)        $   (0.01)
Basic loss per share after extraordinary items and cumulative effect of accounting
     principle                                                                                   $   (0.34)        $   (0.69)
Basic weighted average shares outstanding                                                           26,388            26,387

Operating income (loss) per ton                                                                  $  (16.46)        $   18.80
Operating margin                                                                                      (3.7)%             4.1%

Depreciation and amortization                                                                    $  10,464         $  11,697
EBITDA                                                                                           $   4,427         $  20,144
Total tonnage sold:
Oregon Steel Division
     Plate and coil                                                                                108,700           116,200
     Welded pipe                                                                                    51,100           101,200
                                                                                                 ---------         ---------
                                                                                                   159,800           217,400
                                                                                                 ---------         ---------
Rocky Mountain Steel Mills Division
     Rail                                                                                          113,000            98,700
     Rod/Bar                                                                                       115,500           110,900
     Seamless pipe                                                                                  10,900             2,300
     Semi-finished                                                                                      --               100
                                                                                                 ---------         ---------
                                                                                                   239,400           212,000
                                                                                                 ---------         ---------
       Total Company                                                                               399,200           429,400
                                                                                                 =========         =========

Product Sales: (FN2)
     Oregon Steel Division                                                                       $  78,343         $ 110,021
     Rocky Mountain Steel Mills Division                                                            88,587            77,880
                                                                                                 ---------         ---------
       Total Company                                                                             $ 166,930         $ 187,901
                                                                                                 =========         =========
Average selling price per ton: (FN2)
     Oregon Steel Division                                                                            $490              $506
     Rocky Mountain Steel Mills Division                                                              $370              $367
Total Company                                                                                         $418              $438
(FN1)Certain reclassifications have been made in prior year's periods to conform to the current period presentations. Such reclassifications do not effect results of operations as previously reported
(FN2) Product sales and average selling price per ton exclude freight revenue

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                            OREGON STEEL MILLS, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS(FN1)
                                 (In thousands)


                                                    MARCH 31,      DECEMBER 31,
                                                      2003             2002
                                                   -----------    -------------
                                                   (Unaudited)

Current assets:
  Cash and cash equivalents                        $ 27,277         $ 33,050
  Trade accounts receivable, net                     73,244           84,547
  Inventories                                       163,506          162,834
  Deferred taxes and other current assets            13,688           15,031
                                                   --------         --------
                                                    277,715          295,462
Property, plant and equipment, net                  519,552          523,378
Goodwill                                                520              520
Intangibles, net                                      1,074            1,105
Other assets                                         26,671           28,897
                                                   --------         --------
     Total assets                                  $825,532         $849,362
                                                   ========         ========

Current liabilities                                $134,601         $145,087
Other long-term debt                                301,524          301,428
Deferred taxes                                       11,618           16,895
Other liabilities                                    52,888           53,704
                                                   --------         --------
                                                    500,631          517,114
Minority interest                                    25,002           25,260
Stockholders' equity                                299,899          306,988
                                                   --------         --------
     Total liabilities and stockholders' equity    $825,532         $849,362
                                                   ========         ========

(FN1) Certain reclassifications have been made in prior year's periods to conform to the current period presentations. Such reclassifications do not effect results of operations as previously reported.


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